Exhibit 107

Calculation of Filing Fee Tables

Form S-1

.

(Form Type)

Pomelo Acquisition Corporation Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid
Fees Previously Paid
	Equity	Units, each consisting of one Class A ordinary share, $0.001 par value, and one half of one redeemable warrant(1)	Rule 457(a)	8,625,000	$10.00	$86,250,000	$92.70 per $1,000,000	$7,995
	Equity	Class A ordinary shares included as part of the units(2)	Rule 457(g)	8,625,000	—	—	$92.70 per $1,000,000	—
	Equity	Redeemable warrants included as part of the units	Rule 457(g)	4,312,500	—	—	$92.70 per $1,000,000	—
	Equity	Class A ordinary shares underlying the warrants included as part of the units	Rule 457(g)	4,312,500	$11.50	$49,593,750	$92.70 per $1,000,000	$4,597
								$12,592
Carry Forward Securities
	Total Offering Amounts					$135,843,750
	Total Fees Previously Paid							$12,592
	Total Fee Offsets
	Net Fee Due							$0

(1)	Includes 1,125,000 units, consisting of 1,125,000 Class A ordinary shares and 562,500 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(2)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share capitalizations or similar transactions.